Exhibit 10.2
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

EXECUTION COPY
MASTER SUPPLY AGREEMENT
     This Master Supply Agreement (“Agreement”) is entered into as of this 18th day of June, 2008, (“Effective Date”) by and between Evergreen Solar, Inc., having its principal place of business at 138 Bartlett Street, Marlboro, MA 01752-3016 USA (“Evergreen”), and Wagner & Co Solartechnik GmbH, having its principal place of business at Zimmermannstrasse 12, 35091 Coelbe, Germany (“Purchaser”).
     1. DEFINITIONS
          (a) “Affiliate” means any entity controlled by a party at the relevant time. For the purposes of this definition, “control” means the beneficial ownership of more than fifty percent (50%) of the voting rights of the respective entity. [****]
          (b) “Flash Test Data” means the flash test data specified by Evergreen in this Agreement or relevant documentation provided by Evergreen, a sample of which is included in Schedule 4.
          (c) “Purchase Order” means a purchase order for the purchase of Products properly placed under this Agreement.
          (d) “Product” means any product set forth in Schedule 2 and any standard product designed and marketed to the mainstream photovoltaic energy market (i.e., glass laminate and aluminum framed panels producing DC current of a substantially similar size and output to the Products in existence as of the Effective Date) that is hereafter manufactured by or for the account of, or are distributed by, Evergreen or its Affiliate that is later substituted for or to those Products listed on Schedule 2.
          (e) “Quarter” means calendar quarter (i.e., any of (i) January, February and March, (ii) April, May and June, (iii) July, August and September, or (iv) October, November and December).
          (f) “Specifications” means the technical specifications for a Product, as expressly set forth in Schedule 2 for the respective Product identified therein, and as the same may be changed from time to time in accordance with Section 7 below.
EvergreenSolar Confidential

          (g) “Termination Date” means the Termination Date as defined in Schedule 1 under the heading “Supply Period.”
          (h) “Territory” means the Territory specified in Schedule 1.
          (i) “User Documentation” means end user documentation for the Products provided by Evergreen to Purchaser for distribution to end users with the Products.
     2. SCOPE
     This Agreement is intended by Evergreen and Purchaser to serve as the operating requirements, terms and conditions regarding their respective business relationship. It is the intent of the parties that this Agreement shall prevail over the terms and conditions of any Purchase Order, acknowledgment form or other instrument even if such Purchase Order, acknowledgment form or other instrument purports to supersede these terms and is accepted by Evergreen unless such Purchase Order, acknowledgment form or other instrument expressly references this Section 2. Any other additional or different terms in Purchase Orders, or other such documents of Purchaser in connection with orders or acknowledgements are hereby deemed to be material alterations and notice of objection to and rejection of them is hereby given.
     3. ANNUAL AND QUARTERLY COMMITMENTS
          (a) Annual Commitments. Evergreen agrees to sell to Purchaser, and Purchaser agrees to buy Products, in each case, on an annual, firm commitment basis, the aggregate quantities for the specified years set forth on Schedule 1 (for each applicable year, the “Annual Commitment”). Nothing in Section 3(b) (Quarterly Commitments) or Section 3(c)(Product Type Allocation) shall require Evergreen to sell to Purchaser more than, or allow Purchaser to purchase or Evergreen to sell less than, the Annual Commitment.
          (b) Quarterly Commitments. No later than [****] of each calendar year, Purchaser shall provide Evergreen with a binding forecast of the quantities of total Product and corresponding quantities of each Product type that Purchaser wishes to purchase in each respective Quarter of such upcoming year, which quarterly quantities of Product and Product type shall be within twenty percent (20%) and thirty percent (30%) of the applicable Annual Commitment and shall, in the aggregate, equal Purchaser’s applicable Annual Commitment. Notwithstanding Purchaser’s forecast, Evergreen’s shall only be obligated to provide for shipment (i) in each Quarter Products in quantities ranging from a minimum of twenty percent (20%) and thirty percent (30%) of the applicable Annual Commitment and (ii) on an annual calendar year basis, the applicable Annual Commitment; provided that in its binding forecast for the first Quarter of any calendar year Purchaser may specify Products in quantities ranging from a minimum of ten percent (10%) to a maximum of thirty percent (30%) of the applicable Annual Commitment. Evergreen shall notify Purchaser no later than [****] of the applicable year if Evergreen does not accept Purchaser’s forecast for the full amount specified by Purchaser for each applicable Quarter in Purchaser’s forecast. [****]
          (c) Product Type Allocation. Purchaser acknowledges that certain elements of the Product manufacturing process limit Evergreen’s ability to guarantee availability of volumes of different Product types at different times as would be required to satisfy requests for specific Product types during each Quarterly and Annual Commitment period. In establishing the Quarterly allocations for delivery pursuant to Section 3(b), Evergreen agrees to use reasonable efforts to schedule Quarterly volumes that give effect to Purchaser’s forecasted quantities of Product type for each applicable Quarter and for each applicable Annual Commitment. Although Evergreen reserves the right in its reasonable discretion to adjust the allocations of Product types based upon actual production levels of different Product types and Evergreen’s need to satisfy requests for allocations of different Product types from its other customers, Evergreen agrees that it shall allocate Products types to Purchaser or its Affiliates in a fair and equitable manner, and Purchaser and its Affiliates will have no less than the pro rata access to different Product types and power class as the average of Evergreen’s other customers that have rights to use or sell Product in the Territory and have entered into multi-year product purchase agreements for at least quarterly shipments.
          (d) Additional Orders. Orders for Products in excess of the applicable Annual Commitments may be negotiated on a case by case basis; provided that, unless otherwise agreed, if Evergreen and Purchaser agree to the terms of Purchase Orders for quantities of Products in excess of any Annual Commitments, such excess amounts will not count towards satisfaction of Purchaser’s Annual Commitment for any subsequent calendar year.
     4. PURCHASE ORDERS
          (a) In General. Purchaser shall place Purchase Orders for and buy Products in accordance with the terms and conditions of this Agreement. Purchaser shall place Purchase Orders at least four (4) months in advance of the respective requested shipment date.
          (b) Placement of Orders and Acceptance. Purchase Orders may be sent by telefax or other electronic media approved by Evergreen and shall specify Product type, quantity, destination, and requested shipment date. Purchaser’s Purchase Orders shall request a shipment date. Provided a Purchase Order is for Products within the required commitments of this Agreement, including the forecast amounts accepted by Evergreen pursuant to Section 3 (Annual And Quarterly Commitments) and the timing requirements set forth in Section 4(a) (In General) , and does not conflict with the terms and conditions of this Agreement, Evergreen shall acknowledge and accept such Purchase Order by written notice or e-mail transmission delivered to Purchaser within [****] business days following Evergreen’s receipt of such Purchase Order. Evergreen’s acknowledgement shall provide expected shipment dates and quantities of each Product type for the respective Purchase Order. Purchase Orders will be binding upon Evergreen when accepted by Evergreen and confirmed by delivery of Evergreen’s order acknowledgment according to this Section 4(b). Evergreen’s failure to accept or reject a Purchase Order within [****] business days following Evergreen’s receipt shall be deemed to constitute Evergreen’s irrevocable acceptance of such Purchase Order.
          (c) Shipment Date and Rescheduling. [****]; provided, however, that Purchaser shall not violate the other requirements of this Agreement including Section 3 (Annual and Quarterly Commitments). For the avoidance of doubt, Purchaser shall not reschedule Purchase Orders such that Purchaser would request or accept shipment in the respective Quarter of less than the quantities Purchaser is required to purchase in such Quarter under Section 3(b) (Quarterly Commitments) or otherwise violate the terms of this Agreement.

          (d) Placement of Orders by Affiliates. Evergreen shall accept Purchase Orders meeting the requirements of this Agreement from third parties that are Affiliates of Purchaser, provided that Purchaser has confirmed in writing that such third parties are Affiliates. Such Purchase Orders shall be deemed to have been made by Purchaser under this Agreement, and Evergreen shall have no legal obligation to such Affiliates under this Agreement or under such Purchase Orders. Purchaser shall be responsible for compliance with the terms and conditions of this Agreement, including payment, with respect to any such Purchase Order placed by its Affiliates, and shall indemnify and hold Evergreen harmless for (i) any claims against Evergreen by such Affiliates, except for claims resulting solely from Evergreen’s willful or grossly negligent conduct outside the scope of this Agreement, or (ii) arising from the activities of such Affiliates. Notwithstanding the foregoing, in the event that Purchaser represents that an entity is an Affiliate of Purchaser from which orders are to be accepted hereunder, Evergreen shall have the right to treat such orders as Purchase Orders by an Affiliate of Purchaser under this Section 4(d) (Placement of Orders by Affiliates) notwithstanding such entity’s failure to actually qualify as an Affiliate as defined herein.
     5. PROVISION OF DATA
          (a) End User Statistics and Performance Data. Purchaser shall provide Evergreen Quarterly reports detailing the location by country and channel in which the Products are sold and installed, but only to the extent such information is known by Purchaser and easily transmittable to Evergreen without undue expense to Purchaser. Subject to the foregoing provision, such reports shall be in a format and include information reasonably requested by Evergreen including without limitation location information to the postal code level of the respective sales and installations. In addition, upon Evergreen’s reasonable request, Purchaser shall provide semi-annual performance monitoring data for all Purchaser’s installations for which monitoring data is available and easily transmittable to Evergreen without undue expense to Purchaser and provided that Purchaser has the right to share such data. Purchaser will use reasonable commercial efforts to request the right to share data with Evergreen and to the extent it cannot share data if the names of end users are associated with the data Purchaser will share the data anonymously to the extent permitted by law.
          (b) Flash Test Data. Evergreen shall provide Purchaser with Flash Test Data for the Products in each shipment at the time of shipment. The Flash Test Data so provided will be collected by measurements taken using high quality procedures and equipment.
     6. SHIPMENT
          (a) Shipment. Except as otherwise may be agreed by Evergreen and Purchaser in writing, Evergreen will deliver the Products [****] (Incoterms 2000) under accepted Purchase Orders at Evergreen’s facility in Devens, Massachusetts USA or such other facility as Evergreen shall later designate [****.] Evergreen will make available for shipment such Product [****] and Purchaser will be responsible for all freight, handling, insurance, other transportation charges, and import duties for such shipment; provided that if any duty is imposed on exports from the United States that would apply to the Products, Evergreen shall pay such duties. Evergreen shall use commercially reasonable efforts to make the Products available for shipment in accordance with the estimated shipment date provided in Evergreen’s acknowledgement for each applicable Purchase Order, provided that when establishing such estimated shipment date Evergreen will use commercially reasonable efforts to adhere to Purchaser’s requested shipment date.
          (b) Shipment Timing.
               (i) Evergreen shall use commercially reasonable efforts to make the Products available for shipment in accordance with the estimated shipment date provided in Evergreen’s acknowledgement for each applicable Purchase Order.
               (ii) [****]
               (iii) [****]
          (c) Packaging; Inspection Prior to Shipment. All Products shall be prepared for shipment in a manner that follows commercially reasonable practices and is reasonably adequate to ensure safe arrival. Prior to accepting the Products for shipment at the Evergreen’s facility, Purchaser or its agent must report any visible damage to packaged Products. If no such visible damage or packaging concerns are reported at such time, Purchaser shall be deemed to have accepted that the Products were properly packaged for shipment in acceptable physical condition in compliance with Evergreen’s packaging obligations. Acceptance or deemed acceptance of the Products as properly packaged for shipment shall in no way reduce Purchaser’s right to inspect Products or properly reject the Products pursuant to Section 14 (Product Quality Inspection) or limit any warranty obligations pursuant to Section 13 (Warranty Services).
          (d) Title, Risk of Loss, Security Interest. Title to the Products passes to Purchaser when the goods are placed in the custody and control of the common carrier at Evergreen’s facility, from which point Purchaser is responsible for all risk of loss or damage.
          (e) Delays in Delivery. Evergreen shall announce definitive collection dates at its facility for Purchase Orders to be picked up by the applicable common carrier on behalf of Purchaser. [****]
          (f) [****]
     7. PRODUCT CHANGES
     Evergreen shall have the right to make any changes to the Products that do not affect the form, fit or function of the Products without notice. In the event that Evergreen knows of proposed changes to the Specifications that will affect the appearance, performance, form, fit or function of the Products, Evergreen will use commercially reasonable efforts to inform Purchaser at least ninety (90) days in advance prior to implementing such changes. Evergreen shall not incur any liability thereby or any obligation to provide such changes or improvements on Products previously purchased or sold by Purchaser. If such changes cause Purchaser (or its Affiliates’) to cancel or modify Purchase Orders because Purchaser’s (or Affiliates’) end users refuse to accept the Products as modified, then Purchaser (or its Affiliates) will not incur any liability as a result of such change or cancellation in any Purchase Order and the Quarterly requirements represented by such changes or cancellations, as the case may be [****]
     8. PRICES AND PAYMENT
          (a) Product Prices. Prices for the Products shall be as set forth in Schedule 1. Unless otherwise specified in Schedule 1, invoices for Products will be issued upon shipment.
          (b) Taxes. Prices are exclusive of any tax, value-added tax, fee, duty or governmental charge, however designated (except for taxes on Evergreen’s income). All such taxes or duties, except for taxes or duties on Evergreen’s acquisition of raw materials or components of the Products and import taxes or duties levied on the Products (except as provided in Section 6(a) (Shipment)) or any Product component reaching Evergreen’s United States distribution points, shall be paid by Purchaser and any such taxes or duties required to be paid or collected by Evergreen shall be paid by Purchaser to Evergreen unless Purchaser provides Evergreen with a valid certificate of exemption.
          (c) Payment. Terms of payment are net [****] days from the date of shipment. All payments are non-refundable, except for error and except as provided in Section 13 (Warranty Services) and shall be made in Euros by wire transfer. Evergreen reserves the right to withhold shipment or request advance payment or letter of credit arrangements be made in the event Purchaser is delinquent in making payments. Late payments shall bear interest at the rate of eighteen percent (18%) per year from the date due, accruing daily, or the highest rate permitted by law, whichever is less. Evergreen reserves the right to decline Purchase Orders not yet accepted if Purchaser is not current with its payments, unless alternative arrangements have been agreed upon.
     9. TERRITORY
     Purchaser shall distribute the Products purchased from Evergreen hereunder solely for sale, directly or indirectly, to end users in the Territory. Purchaser shall not market, sell, or distribute the Products outside of the Territory or to customers or end users outside the Territory, directly or indirectly, without the prior written approval of Evergreen.
     10. TERM AND TERMINATION
          (a) Term. This Agreement shall commence on the Effective Date and shall terminate on the Termination Date. The term of this Agreement shall be extended for additional one (1) year terms to the extent that the parties agree to minimum quantities and prices applicable to such years and the parties execute a signed, written amendment of Schedule 1, which includes the quantities and prices applicable to such extended term. A copy of any such amended schedule shall be attached to this Agreement. The parties shall discuss whether such extensions are mutually agreeable starting a year prior to the Termination Date.
          (b) Termination for Cause. Either party may immediately terminate this Agreement if the other party fails to cure a material breach of the Agreement within: (i) fifteen (15) days after receipt of written notice, in the case of non-payment, which shall be deemed a material breach regardless of the amount of such non-payment or (ii) sixty (60) days after receipt of written notice from the party not in default, for other material breaches. In addition to the foregoing Purchaser may terminate this Agreement by written notice to Evergreen pursuant to (and without any right of cure) as specified Section 14 (a)(ii) and (iii) and Section 6 (b)(iii) as such termination rights are specified in those sections.
          (c) Effect of Termination. Upon termination of this Agreement by Evergreen for cause under Section 10(b) (Termination for Cause) above, Evergreen may, at its option, cancel all of Purchaser’s unshipped Purchase Orders without further obligation. Similarly, upon termination of this Agreement by Purchaser for cause under Section 10(b) (Termination for Cause) above, Purchaser may, at its option, cancel all of Purchaser’s Purchase Orders without further obligation to the extent such Purchase Orders have not yet been collected by common carrier engaged by Purchser and transported from Evergreen’s facilty. Sections 1 (Definitions) 8 (Prices and Payment), 10(c) (Effect of Termination), 10(d) (No Liability for Termination), 11 (Intellectual Property), 12 (Confidentiality), 13 (Warranty Services), 16 (Limitation of Liability) and 17 (General) shall survive any termination of this Agreement. In addition, any right or legal obligation of a party contained in any addendum or amendment to this Agreement, that by its express term or nature would reasonably extend for a period beyond the term of the Agreement, shall also survive the termination of the Agreement for such extended period.
          (d) No Liability for Termination. In the event of a permitted termination of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Evergreen or Purchaser. Termination shall not, however, relieve either party of obligations incurred prior to termination of this Agreement.
     11. INTELLECTUAL PROPERTY
          (a) Ownership by Evergreen. Evergreen shall retain all patents and other proprietary rights embodied in the Products and User Documentation and all modifications and derivative works of any of the foregoing that are owned or controlled by Evergreen. Purchaser hereby agrees to assign, and does hereby assign, to Evergreen ownership of all intellectual property rights in the Products and User Documentation to the extent that Purchaser may obtain any rights therein or thereto; provided that such assignment shall not extend to any Improvement (as defined below).
          (b) Improvements. Except as otherwise expressly agreed between the parties, if Purchaser makes any Improvement (as defined below) to the Products or User Documentation or intellectual property rights therein, whether or not patentable, Purchaser shall grant and does hereby grant to Evergreen a perpetual, royalty-free, worldwide, non-exclusive license to make, have made, use, sell, offer to sell, sublicense and otherwise exploit such Improvement. As used herein, “Improvement” means any improvement, enhancement, modification, invention, trade secret, feedback or suggestion that is (i) based on or derived from, or otherwise applicable to, all or any part of the Products or User Documentation and (ii) made by or for the account of Purchaser or its Affiliates.

          (c) User Documentation. Purchaser will not disclose or distribute any documentation provided by Evergreen except User Documentation provided for that purpose. User Documentation may be provided in hard copy form or on electronic media from which Purchaser may make additional copies except as expressly prohibited by Evergreen in writing. Purchaser shall not modify the User Documentation without the prior written consent of Evergreen. Upon receipt of reasonable evidence that Purchaser is establishing itself as a supplier of Product to a particular market in the Territory with a market size that equals or exceeds twenty (20) MW, Evergreen shall within a reasonable period of time following such request provide Purchaser with a foreign language translation of the User Documentation for the applicable jurisdiction.
          (d) Trademarks. The parties may use each other’s trademarks, trade names, logos or service marks (collectively, “Trademarks”) in connection with such party’s promotion and distribution of Products only after obtaining the prior written consent of the other party on a case-by-case basis, in its sole discretion, provided that Purchaser may identify Evergreen as the manufacturer and/or supplier of the Products, and Evergreen may identify Purchaser as a distributor of the Products, as the case may be without the need for consent of the other party. Each party’s use of the other’s Trademarks shall fully comply with all guidelines that may be provided by one party to the other concerning the use of the Trademarks. All use of the Trademarks of one party by the other shall inure solely to the benefit of the trademark holder, and neither party shall obtain any rights with respect to any of the Trademarks of the other. Purchaser and its direct and indirect customers shall retain the Trademarks as the Trademarks appear on the Products and User Documentation.
          (e) Proprietary Notices. Purchaser shall not remove any copyright, patent, Trademark or other proprietary notices, markings or legends from the Product or User Documentation and shall reproduce all such notices, markings and legends on all copies of the Product and User Documentation permitted under this Agreement.
          (f) No Implied Licenses. No licenses are granted either expressly or by implication, estoppel or otherwise to Purchaser or Evergreen under this Agreement except as expressly set forth in this Section 11 (Intellectual Property) and as implied by Evergreen’s right to use Purchaser data in 5(a) (Customer Statistics and Performance Data) and as implied by Purchaser’s and its Affiliates’ and their respective customers’ right to use Products supplied hereunder. ALL RIGHTS NOT EXPRESSLY GRANTED HEREIN ARE RESERVED TO EVERGREEN OR PURCHASER, AS THE CASE MAY BE, OR THEIR RESPECTIVE LICENSORS.
     12. CONFIDENTIALITY
          (a) Confidential Information. “Confidential Information” means information in any form that may be disclosed by a party hereto (“Disclosing Party”) to the other party (“Receiving Party”) provided that it shall be either (i) conspicuously marked “Confidential” or “Proprietary” if disclosed to the Receiving Party in tangible form, or (ii) if disclosed orally, is reduced by the Disclosing Party to a writing conspicuously marked “Confidential” or “Proprietary” and given to the Receiving Party within thirty (30) days of such oral disclosure; provided, however, that reports and/or information related to or regarding the Disclosing Party’s business plans, business methodologies, strategies, technology, specifications, development plans, customers, prospective customers, billing records, and products or services will be deemed Confidential Information of the Disclosing Party even if not so marked or identified unless such information is the subject of any of the exclusions set forth in Section 12(b). Any confidential or proprietary information embodied in the Products, and the copyrights in and to the User Documentation are proprietary to Evergreen and, for that purpose, shall be deemed to be the Confidential Information of Evergreen, whether or not marked as described above, subject, however, to any of the exclusions set forth in Section 12(b).
          (b) Exclusions. Notwithstanding the provisions of Section 12(a) (Confidential Information), Confidential Information excludes information that the Receiving Party can demonstrate in writing: (i) is or becomes part of the public domain through no fault or breach of the Receiving Party; (ii) is rightfully known to the Receiving Party prior to receipt from the Disclosing Party, as shown by Receiving Party’s written records; (iii) is subsequently rightfully obtained by the Receiving Party from a third party that has the legal right to disclose such information to the Receiving Party; or (iv) is independently developed by the Receiving Party without use of Disclosing Party’s Confidential Information and without the involvement of Receiving Party’s employees who had access to Disclosing Party’s Confidential Information. Receiving Party shall be permitted to disclose Disclosing Party’s Confidential Information if such disclosure is required by law, provided that the Receiving Party provides the Disclosing Party with prompt written notice of such requirement prior to such disclosure; or is permitted by the express terms of this Agreement, or by implication in the case of the User Documentation.
          (c) Use and Disclosure. Each party agrees that it (i) shall use such Confidential Information of the other party only to the extent reasonably necessary to perform its obligations or exercise its rights under this Agreement and (ii) shall not disclose, or permit to be disclosed such Confidential Information, either directly or indirectly, to any third party except as permitted under this Agreement or otherwise approved in writing by the other party. In protecting the Confidential Information of the other party from unauthorized use and disclosure, each party agrees to exercise the same care that it takes to protect its own Confidential Information, but not less than reasonable care. Notwithstanding the foregoing, Purchaser may disclose the Product and User Documentation to third parties in connection with the marketing and sale of the Products pursuant to this Agreement.
          (d) Confidentiality of Agreement. The terms and conditions of this Agreement shall be treated as Confidential Information and shall not be disclosed to any third party, except (i) with the other party’s consent, which shall not be unreasonably withheld; (ii) as may be required by law or regulation or in connection with public offerings or securities filings; (iii) in confidence, to its legal counsel, accountants, investors and financial advisors; (iv) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; and (v) in confidence, as reasonably required in connection with a financing or merger or acquisition of all or substantially all of the business or assets of Evergreen or Purchaser.
          (e) Publicity. The contents of any press release or publicity disclosing any aspect or the existence of the business relationship contemplated by this Agreement shall be subject to mutual agreement of the parties. Neither party shall issue any such press release or publicity without the prior written consent of the other party unless such disclosure is required by law. Notwithstanding the foregoing, the parties shall discuss and cooperate to issue a mutually agreed upon press release promptly upon execution of this Agreement.
     13. WARRANTY SERVICES
          (a) [****]
          (b) Limited Product Warranty.
               (i) All Products supplied under this Agreement are warranted to the end user per the conditions of the standard Evergreen warranty statements provided with the Products, a representative copy of which is attached hereto as Schedule 3. [****] customers within the delivery chain shall be considered to be the end user under the Evergreen warranty statement attached hereto as Schedule 3 [****].
               (ii) [****]
               (iii) Evergreen may modify such warranty from time to time in a manner that is consistent with changes in industry norms in addition to providing differing warranties for different products and markets. Evergreen agrees to process warranty claims forwarded to Evergreen from Purchaser in accordance in accordance with Section 13(b) (Warranty Claims).
          (c) Warranty Claims. Purchaser and its service providers shall document and notify Evergreen of claims, questions or concerns Purchaser receives under Evergreen’s warranty with respect to Products sold to Purchaser hereunder. [****] Purchaser shall obtain information from the end user as reasonably requested by Evergreen to enable the parties to determine whether the respective claim arises under the Evergreen warranty or arises from materials or services not provided by Evergreen. Evergreen shall be entitled to inspect the Products if it so elects, including on-site inspection. [****] Products [****] will be collected by Purchaser and sent to a service facility in Europe on a monthly basis. In the event of a claim by an end user under Evergreen’s warranty, Evergreen’s satisfaction of the claim with respect to the end user shall be deemed to also satisfy any related warranty claim with respect to Purchaser or its Affiliates. Upon Purchaser’s request, Evergreen shall reasonably inform Purchaser as to Evergreen’s processing of respective warranty claims forwarded to Evergreen from Purchaser.
          (d) Limitations. Notwithstanding anything to the contrary, the warranties provided by Evergreen do not apply to any Product which has been (i) altered by anyone other than Evergreen or personnel who are authorized by Evergreen to make repairs (it being agreed that Purchaser’s technicians are authorized to make diagnose Product issues and replace Product) or (ii) used in conjunction with any other product that the Product was not designed to be used with, if such use results in the defect, (iii) damaged by improper environment, abuse, misuse, attempts to alter or repair without Evergreen’s authorization, accident or negligence, or (iv) used in violation of this Agreement, the User Documentation, or Evergreen’s other written instructions, if any, provided prior to such use.
          (e) [****]

     THE FOREGOING REMEDIES PROVIDED BY EVERGREEN ARE THE SOLE AND EXCLUSIVE REMEDIES FOR ANY BREACH OF WARRANTY AND THE EXPRESS WARRANTIES PROVIDED HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY, OR FITNESS FOR A PARTICULAR PURPOSE. ANY PROTOTYPES OR PRE-RELEASE PRODUCTS THAT MAY BE FURNISHED BY SUPPLIER ARE FURNISHED “AS IS” WITH NO WARRANTIES OF ANY KIND.
     14. PRODUCT QUALITY INSPECTION
          (a) Evergreen Inspection. Evergreen shall perform a quality inspection to identify obvious defects in Products before making the Products available for shipment to Purchaser, including any defects which would cause the Product not to conform to the specifications set forth in Schedule 5. The program shall be implemented in Evergreen’s reasonable discretion to address issues such as excessive amounts of foreign material in the laminate of the Products, excessive amounts of cells with chips, visible cracks in cells of Products, excessive scratches on the frame of panels and glass, broken leads, damaged insulation, damaged or broken junction-box or improperly fastened frames. The foregoing inspection shall be in addition to and not in lieu of the Purchaser’s right of inspection set forth in this Section 14.
          (b) [****]
          (b) [****]
          (c) [****]
          (d) Sole Remedy. Purchaser’s sole remedy for a breach of this Section 14 and Evergreen’s sole liability shall be for Evergreen to repair or replace the nonconforming Products and such other actions as are required as set forth in this Section.
     15. INDEMNIFICATION
          (a) Infringement Indemnification by Evergreen. Evergreen agrees to indemnify, defend at its own expense, and to hold harmless Purchaser (and its Affiliates) from and against any action brought against Purchaser (or its Affiliates) to the extent that it is based on a claim that Evergreen’s Product directly infringes [****], and will pay any costs and damages finally awarded against Purchaser in any such actions which are attributable to such claim. Notwithstanding the foregoing, this Section 15(a) (Indemnification by Evergreen) shall not apply to, and Evergreen shall have no liability for, any claim arising out of or relating to (i) the combination of any Product with any equipment or device not furnished by Evergreen, unless the Product was expressly intended or designed to be so combined, or (ii) use of an Improvement or other items provided to or requested by Purchaser, or (iii) any modification of any Product by anyone other than Evergreen or its authorized agents, or (iv) Purchaser’s failure to install or have installed changes, revisions or updates as instructed and paid for by Evergreen, or (v) Evergreen’s compliance with Purchaser’s or an end user’s specifications, designs or instructions, or (vi) use of any Product in material violation of this Agreement, the User Documentation, or Evergreen’s reasonable written instructions, if any, received by Purchaser or end user at or prior to installation of the Product. Should any Product become, or in Evergreen’s opinion be likely to become, the subject of a claim of infringement, Purchaser shall permit Evergreen as Evergreen may elect in its sole discretion and at Evergreen’s expense, to (A) procure for Purchaser the right to continue using such Product, (B) replace or modify the Product so that it becomes non-infringing or (C) refund to Purchaser the amount paid for any Products returned to Evergreen (with the cost of return, including, any shipping or removal costs to be borne solely by Evergreen). Evergreen’s sole liability and Purchaser’s sole remedy for infringement claims shall be to obtain indemnity under the provisions of this Section 15(a) (Infringement Indemnification by Evergreen); provided, however, in the event that Evergreen is unwilling or unable to procure for Purchaser the right to continue using such Product, or to replace or modify the Product so that it becomes non-infringing, the Quarterly commitments and Annuam Commitments for Product purchases shall be appropriately adjusted.
          (b) Infringement Indemnification by Purchaser. Purchaser agrees to defend at its own expense, and to hold harmless Evergreen from and against any action brought against Evergreen at its own expense to the extent that it is based on a claim arising out of or relating to any of the following actions or inactions which cause the a Product (alone or in combination with other items as specified) to directly infringe any patent, copyright or trade secret: (i) the combination of any Product by Purchaser or its Affiliates with any equipment or device not furnished by Evergreen, unless the Product was expressly intended or designed to be so combined, (ii) use of an Improvement or other items provided to or requested by Purchaser, (iii) any modification of any Product by Purchaser or its Affiliates, (iv) Purchaser’s failure to install or have installed changes, revisions or updates as instructed and paid for by Evergreen, (v) Evergreen’s compliance with Purchaser’s or an end user’s specifications, designs or instructions, or (vi) use of any Product in material violation of this Agreement, the User Documentation, or Evergreen’s reasonable written instructions.
          (c) Procedure. Each party’s (“Indemnifying Party’s”) indemnification obligation is subject to the conditions that (i) the other party (“Indemnified Party”) promptly notifies the Indemnifying Party in writing of any such claim, and provides the Indemnifying Party with sole control of the defense of such claim and all negotiations for any settlement or compromise, and (ii) the Indemnified Party provides all information and assistance reasonably requested by the Indemnifying Party (but without cost or expense to the Indemnified Party) for the defense and settlement of such claim.
     16. LIMITATION OF LIABILITY
          (a) EXCEPT WITH RESPECT TO A MATERIAL BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 12 (CONFIDENTIALITY), AND FURTHER EXCEPT FOR THE WILLFUL MISCONDUCT OR INTENTIONAL BREACHES OF THIS AGREEMENT BY EVERGREEN IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING FROM CONTRACT, TORT OR NEGLIGENCE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFIT, LOSS OF GOODWILL, OR SUBSTITUTE PROCUREMENT, OR FOR DAMAGES DUE TO DELAYS IN SHIPMENT, DELIVERY OR USE OF PRODUCTS PURCHASED HEREUNDER, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          (b) EXCEPT FOR PURCHASER’S PAYMENT OBLIGATIONS OR A MATERIAL BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 12 (CONFIDENTIALITY), THE TOTAL AGGREGATE LIABILITY OF EACH PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING SECTIONS 13 (WARRANTY SERVICES) AND 15 (INDEMNIFICATION)) SHALL NOT EXCEED THE TOTAL PURCHASE PRICE PAID BY PURCHASER TO EVERGREEN FOR THE PRODUCTS OR SERVICES TO WHICH SUCH CLAIM RELATES; [****]
          (c) THESE LIMITATIONS OF LIABILITY SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THIS SECTION DOES NOT EXCLUDE LIABILITY FOR PERSONAL INJURY OR DEATH TO THE EXTENT THAT SUCH LIABILITY CANNOT BE EXCLUDED OR LIMITED UNDER APPLICABLE LAW.
     17. GENERAL
          (a) Relationship. The relationship of the parties is that of independent contractors. There is no relationship of agency, partnership, joint venture, employment or franchise between the parties, and neither party has the authority to bind or incur any obligation on the part of the other.
          (b) Insurance. Evergreen shall maintain commercially reasonable insurance coverage for product liability claims and the coverage shall name Purchaser as additional insured with respect to the product liability claims arising out of the activities contemplated by this Agreement.
          (c) Governing Law; Dispute Resolution. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts without reference to conflict of laws principles, and not by the 1980 U.N. Convention on Contracts for the International Sale of Goods. Except as otherwise specified in this Agreement or the Schedules hereto, or as may be agreed by the parties, any dispute or claim arising out of or in connection with this Agreement or the performance, breach or termination thereof shall be finally resolved by binding arbitration in accordance with the then current rules of arbitration of the American Arbitration Association (the “Rules”) by a single arbitrator selected in accordance with such rules. Such arbitration shall be held in Boston, Massachusetts, and the proceedings and all pleadings, filings, written evidence, decisions and other relevant documents shall be in English. Any written evidence in a language other than English shall be submitted with an English translation. Any final decision issued in the arbitration shall be binding and conclusive upon the parties to this Agreement and may be entered as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, each party may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Section and without any abridgment of the powers of the arbitrator.
          (d) Export Laws. Any and all obligations of Evergreen to provide Products, documentation, or other materials shall be subject in all respects to such United States laws and regulations as shall from time to time govern the export and license of technology, intellectual property, and products abroad. These laws and regulations include, among others, the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations (“EAR”) of the U.S. Department of Commerce’s Bureau of Industry and Security. Each party warrants to the other that it will comply with the EAR and other applicable United States laws and regulations governing “exports” (as the term is defined in the EAR and other applicable laws and regulations).
          (e) Notices. All notices or communications of any kind made or required to be given pursuant to this Agreement shall be in writing and delivered to the other party at the address first set forth above, unless either party gives notice to the other party of a change of address.
          (f) Force Majeure.
               (i) Neither party is liable for its failure or delay to perform its obligations under the Agreement so long as the delay is due to strikes, wars, failure of suppliers or manufacturers that can not reasonably be avoided by the use of alternative suppliers or manufacturers and in the case of Evergreen, does not arise due to its refusal or inability to pay its suppliers or manufacturers the prevailing prices for materials or labor, revolutions, acts of terrorism, fires, floods, explosions, earthquakes, shortages in labor, components or materials, government regulations, or other causes beyond its reasonable control. for reasons other than the adverse financial condition of Evergreen or Purchaser, as applicable.
               (ii) [****]
          (g) Assignment. Neither party may assign this Agreement without the prior written consent of the other party, except that each party may assign this Agreement to a successor in connection with the transfer of all or substantially all of the business or assets of such party that relate to this Agreement, whether by sale, merger, operation of law or otherwise. Subject to the foregoing sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Notwithstanding the foregoing, Evergreen may at any time and from time to time pledge or grant a security interest in all or any portion of its rights, title and interest under this Agreement as collateral security to secure obligations of Evergreen; provided that no such pledge or grant of a security interest shall (a) release Evergreen from any of its obligations hereunder or (b) substitute any such pledgee or grantee for Evergreen as a party hereto with any rights or remedies hereunder.
          (h) Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.
          (i) Miscellaneous. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law the remaining provisions of this

Agreement shall remain in full force and effect. No waiver or modification of this Agreement shall be valid unless in writing signed by each party. The waiver of a breach of any term hereof shall in no way be construed as a waiver of any other term or breach hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
[signature page follows]

     IN WITNESS WHEREOF, Evergreen and Purchaser acknowledge that they have read this Agreement, including any Exhibits, understand them and agree to be bound by their terms and conditions effective as of the Effective Date.

Evergreen Solar, Inc.			Wagner & Co Solartechnik GmbH
By:	/s/ Richard M. Feldt		By:	/s/ A. Wagner
	Name:	Richard M. Feldt		Name:	Andreas Wagner
	Title:	CEO		Title:	CEO

Date:	June 18, 2008		Date:	18-06-08

Wagner & Co Solartechnik GmbH
By:	/s/ Christof Biba
	Name:	CHRISTOF BIBA
	Title:	General Manager Sales & Marketing

Date:	18-6-2008

ATTACHMENTS:
Schedule 1 — Additional Terms
Schedule 2 — Products
Schedule 3 — Warranty
Schedule 4 — Flash Test Data Sample
Schedule 5 — Grade A Product Classification Criteria

Schedule 1
Additional Terms
Territory:
     The Territory shall encompass [****]
Product Applications:
     Purchaser’s distribution of the Products is limited to [****]
Supply Period:
     The supply period shall continue through December 31, 2012 (“Termination Date”).
Annual Commitment Quantities:

Delivery Period	2008	2009	2010	2011	2012
Firm Quantity (MWp)	[****]	[****]	[****]	[****]	[****]
     “Wp” means the specified Watts peak output power of the respective Products. Where used to specify quantity of Products, Wp is the Wp of a unit of the respective Product times the number of units of such Product.
     “MWp” means MegaWp, which is 106 Wp.
Prices:
     Pricing is in Euros €/Wp. The pricing applicable to all Products until the Termination Date shall be as set forth in the following table.

Shipping Period	2008		2009		2010 through 2012
Product	€	[****]	€	[****]	[****]
Schedule 1, Page 1

     The Products are specified in Schedule 2. All Products sold pursuant to the Agreement shall be Products that satisfy the classification criteria for Grade A Panels set forth in Schedule 5.
     [****]
Schedule 1, Page 2

Schedule 2
Products
ES-A Series — PV Panel Description/Specifications:
Configuration: 6 x 19 standard Evergreen cell configurations; planned 190 Wp to 220 Wp class panel.
Panel Rated Minimum Power and Tolerance: Product power tolerance specification for ES-A Series or equivalent Products will be -0% to +4.99Wp.
Safety and quality certifications: Product electrical characteristics are based on the results of production line test performed at the MC connectors in accordance with IEC 904-1 at Standard Test Conditions (1000 W/m2 with IEC904-3 reference solar spectral irradiance distribution, AM1.5 and 25C). Evidence of certification per IEC 61730, UL or ETL of the foregoing shall be provided to Purchaser prior to its issuance of the first Purchase Order.
Cables, Frame Grounding, Glass: Cables will be standard MC or accepted equivalent, and frame grounding holes will be located on the side of the panel frame. Glass will be non-glare, rolled type.
Spruce Series — PV Panel Description/Specifications:
•	Configuration: 6 x 18 standard Evergreen cell configuration; currently 180 Wp to 195 Wp class panel.

•	Panel Rated Minimum Power and Tolerance: Product power tolerance specification for Spruce Series or equivalent Products will be -2 to +4% of nominal power for 180Wp and 190Wp panels, and -0% to +2.5% for 195Wp panels.

•	Safety and quality certifications: Product electrical characteristics are based on the results of production line test performed at the MC connectors in accordance with IEC 904-1 at Standard Test Conditions (1000 W/m2 with IEC904-3 reference solar spectral irradiance distribution, AM1.5 and 25C). Evidence of certification per IEC 61730, UL or ETL of the foregoing shall be provided to Purchaser prior to its issuance of the first Purchase Order.

•	Cables, Frame Grounding, Glass: Cables will be standard MC or accepted equivalent, and frame grounding holes will be located on the side of the panel frame. Glass will be non-glare, rolled type.

Schedule 3
Warranty
SPRUCE LINE™ photovoltaic modules
Limited Warranty
Limited Warranty: Materials or Workmanship
Evergreen Solar warrants the modules to be free from defects in materials or workman-ship under normal application, installation, use, and service conditions. If the product fails to conform to this warranty, then, for a period ending sixty (60) months from date of sale to the original consumer purchaser, Evergreen Solar will, at its option, either repair or replace the product or refund the purchase price. The repair, replacement, or refund remedy shall be the sole and exclusive remedy provided under this warranty.
Limited Warranty: Power Output
Evergreen Solar warrants for a period of ten (10) years from the date of sale to the original consumer purchaser that the power rating at Standard Test Conditions will remain at 90% or greater of Evergreen Solar’s Minimum Specified Power Rating. Evergreen Solar further warrants for a period of twenty-five (25) years from the date of sale to the original consumer purchaser that the power rating at Standard Test Conditions will remain at 80% or greater of Evergreen Solar’s Minimum Specified Power Rating.
Evergreen Solar will, at its option, repair or replace the product, refund the purchase price, or provide the purchaser with additional modules to make up lost power, provided that such degradation is determined to be due to defects in materials or workmanship under normal installation, application, and use. The relevant Minimum Specified Power Rating is defined in Evergreen Solar’s product data sheet at the time of shipment. Standard Test Conditions are irradiance of 1000 W/m2, 25° C cell temperature, and AM 1.5 light spectrum.
Limitations and Conditions
The remedy set forth in these limited warranties shall be the sole and exclusive remedy provided under the extended term warranty, unless otherwise agreed by Evergreen Solar in writing. In Germany, these limited warranties are neither a “guarantee of the quality” of the module pursuant to §443 BGB (German CiviI Code) nor are they an “acceptance of a guarantee” pursuant to §276 BGB.
The limited warranties set forth herein do not apply to any module which in Evergreen Solar’s sole judgment has been subjected to misuse, neglect, or accident has been damaged through abuse, alteration, improper installation or application, or negligence in use, storage, transportation, or handling; or has in anyway been tampered with or repaired by anyone other than Evergreen Solar or its agent.
The limited warranties do not cover costs associated with module installation, removal, testing, packaging, transportation, or reinstallation; other costs associated with obtaining warranty service; or costs, lost revenues, or lost profits associated with the performance or nonperformance of defective modules.
Any modules repaired or replaced by Evergreen Solar under a warranty claim shall be covered by the same warranties and original term as the first product purchased under said claim. The term shall not be prolonged or reset from the date of sale to the original consumer purchaser. Any replaced parts or products become the property of Evergreen Solar.
These limited warranties apply only to the first end-user purchaser of the modules or to any subsequent owners of the original building or site where the modules were first installed. The limited warranties set forth herein are expressly in lieu of and exclude all other express or implied warranties, including but not limited to warranties of merchantability and of fitness for particular purpose, use, or application and all other obligations or liabilities on the part of Evergreen Solar, unless such other warranties, obligations, or liabilities are expressly agreed to in writing signed and approved by Evergreen Solar.
Evergreen Solar shall have no responsibility or liability whatsoever for damage or injury to persons or property, or for other loss or injury resulting from any cause whatsoever arising out of or related to the product, including, without limitation, any defects in the module, or from use or installation. Under no circumstances shall Evergreen Solar be liable for incidental, consequential, or special damages, howsoever caused.
Evergreen Solar’s aggregate liability, if any, in damages or otherwise, shall not exceed the payment, if any, received by seller for the unit of product or service furnished or to be furnished, as the case may be, which is the subject of claim or dispute. Some Jurisdictions do not allow limitations on implied warranties or the exclusion or limitation of damages, so the above limitations or exclusions may not apply to you.
If a part, provision, or clause of terms and conditions of sale, or the application thereof to any person or circumstance is held invalid, void, or unenforceable, such holding shall not affect and leave all other parts, provisions, clauses, or applications of terms and conditions remaining, and to this end the terms and conditions shall be treated as severable.
This warranty gives you specific legal rights; and you may also have other rights that vary from state to state and country to country. Neither party shall be in any way responsible or liable to the other party, or to any third party, arising out of nonperformance or delay in performance of the terms and conditions of sale due to acts of God, war, riot,, strikes, unavailability of suitable and sufficient labor, and any unforeseen event beyond its control, including, without limitations, any technological or physical event or condition which is not reasonably known or understood at the time of sale.
Any claim or dispute regarding these warranties shall be governed by and construed in accordance with the laws of the State of New York (US).
Obtaining Warranty Performance
If you feel you have a claim covered by warranty, you must promptly notify the dealer who sold you the module of the claim. The dealer will give advice handling the claim. If further assistance is required, write Evergreen Solar for instructions.
The customer must submit a written claim, including adequate documentation of module purchase, serial number, and product failure. Evergreen Solar will determine in its sole judgment the adequacy of such claim. Evergreen Solar may require that product subject to a claim be returned to the factory, at the customer’s expense. If product is determined to be defective and is replaced but is not returned to Evergreen Solar, then the customer must submit adequate evidence that such product has been destroyed or recycled.
Note: This document may be provided in multiple languages. If there is a conflict among versions, the English language version dominates.

	Worldwide Headquarters	Customer Service — Americas and Asia
	Evergreen Solar Inc.	Evergreen Solar Inc.
	138 Bartlett Street	138 Bartlett Street
	Marlboro, MA01752 USA	Marlboro, MA 01752 USA
	T: +1 508.357.2221 | F: +1 508.229.0747	T: +1 508.357.2221 | F: +1 508.229.0747
www.evergreensolar.com	info@evergreensolar.com	sales@evergreensolar.com

Valid from 1st April 2007 / W_US_010407	© 2007 Evergreen Solar, Inc.

Schedule 4
Flash Test Data Sample

Panel Test Data Report for Pallet: xxx-yyyyyy
This is the STC electrical flash test data for the PV panels listed below as measured by Evergreen Solar at the time of manufacture.
In order to provide you with the most accurate and the best benchmarked data available, Evergreen Solar’s flash testing uses the latest state of the art technology from the world’s leaders in flash test equipment.
This test data is provided to customers for informational purposes only.
The electrical specifications that are valid for warranty purposes are defined in the Installation Guide supplied with this product.
Evergreen Solar provides no guarantees that the listed PV panels will deliver the exact same results when tested by a third party.

Item #	Serial #	Pallet ID	Product ID	Date Tested	Isc (A)	Imp (A)	Voc (V)	Vmp (V)	Pmax (W)

1	4901200702190000214	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 10:53	7.9	7.1	32.2	25.3	178.3
2	4901200702190000247	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 11:44	7.9	7.2	32.2	25.7	184.1
3	4901200702190000244	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 11:40	7.7	7.1	32.3	25.8	183.1
4	4901200702190000195	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:05	7.8	7.1	32.4	25.9	185.3
5	4901200702160000375	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:15	7.8	7.2	32.2	25.6	183.8
6	4901200702190000252	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:02	8.0	7.2	32.5	26.0	185 8
7	4901200702160000376	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:14	7.8	7.1	32.3	25.8	182.4
8	4901200702190000255	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:13	7.9	7.1	32.2	25.5	181.4
9	4901200702190000258	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:19	7.9	7.1	32.4	26.0	183.9
10	4901200702190000250	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:00	7.9	7.1	32.4	26.0	184.1
11	4901200702190000194	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:06	7.9	7.2	32.4	25.8	186.1
12	4901200702190000260	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:23	7.8	7.1	32.2	25.5	181.0
13	4901200702190000261	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:24	8.0	7.2	32.5	26.0	186.1
14	4901200702190000262	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:25	8.0	7.1	32.0	25.5	181.5
15	4901200702190000254	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:12	7.9	7.1	32.3	25.3	180.2
16	4901200702190000264	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:27	7.8	7.1	32.2	25.3	181.1
17	4901200702190000249	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 11:47	8.1	7.1	32.3	25.8	184.0
18	4901200702190000232	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 11:20	8.0	6.8	32.3	26 0	178.0
19	4901200702190000263	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:36	8.0	7.1	32.5	26.1	185.8
20	4901200702190000205	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 11:53	8.0	7.2	32.4	25.4	183.1
21	4901200702190000236	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 11:24	7.9	7.1	32.0	25.4	179.5
22	4901200702190000274	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:51	7.9	7.0	32.3	26.3	183.9
23	4901200702190000277	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:55	7.8	7.1	32.2	25.4	180.6
24	4901200702190000283	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 13:03	8.0	7.2	32.4	25.8	184.9
25	4901200702190000267	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 12:34	7.9	7.1	32.1	25.8	182.9
26	4901200702190000286	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 13:07	8.1	7.2	32.0	25.1	179.6
27	4901200702190000285	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 13:05	7.7	7.1	32.0	25.7	182.9
28	4901200702190000306	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 13:52	8.1	7.1	32.1	25.5	181.1
29	4901200702190000305	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 13:46	7.9	7.2	32.3	25.8	185.3
30	4901200702190000297	xxx-yyyyyy	ES-180-RL-K	19-Feb-2007 13:39	7.9	7.1	32.0	25.5	181.3

ES-Series Panels — Classification Criteria
Internal Code: Q QM SP 002/04
Creation Date: June 7, 2007
Edition: 4

Inspection Parameter
Panel Rear Side	A Grade Panels
Frame Corners	No tape gasket material to extend beyond the corner joints.
Frame corners square with maximum 1 mm gap permitted.
No sharp edges permitted at the corners.
Front corners of panel to be flush with a level tolerance of +/-1 mm.
No corner key material protruding into any gap between frame parts.

Frame Corner Crimp	4 crimp indentations for each inside frame part.
Crimp indentations must not deform inside frame profile (for glass).
Crimps to be centered about the corner joint.

Frame Material	No scratches, dents, bends, discoloration, or stains visible with the human eye from a distance of 4.5 meters.
Uniform surface condition and color.
No sharp edges.

Frame Gasket	Total 4 cm gap in gasket tape allowed between frame and backskin.

Junction Box Assembly	Junction box is placed correctly according to assembly drawings (including tolernances).
Junction box wall is not damaged or broken.
Cables are not damaged.
Female connector is attached to the left cable, male connector to the right cable (as viewed from the rear).
Sealant around the junction box perimeter must be applied in a uniform bead, 5-7 mm in diameter, with no breaks.
No lifting of the junction box away from the sealant.

External Labels	Correct labels attached according to assembly drawings.

Backskin	Smooth, clean surface with no holes, scratches, creases or cuts.
Up to 5 small blisters or bubbles allowed, but each individual blister or bubble must be no greater than 6mm in diameter.
Solder ball impressions as long as the backskin is not breached (pierced).

Panel Front Side

Glass	Clean surface, no physical scratches or damage, no finger print or suction cup marks. No frame gasket visible.
Non-penetrating surface blemishs visible with the human eye from a distance of 4.5 m allowed.
Textured surface must face inward (opposite surface to outward facing anti-reflective surface).

Encapsulant	No bubbles permitted.

Cell Layout	Frame edge to cells (long-sides) > 2.5 mm
Frame edge to cross-ties (short-sides) > 2.5 mm

ES-Series Panels — Classification Criteria
Internal Code: Q QM SP 002/04
Creation Date: June 7, 2007
Edition: 4

Inspection Parameter
Panel Rear Side	A Grade Panels
Cross-ties and cells must not touch; cells must not touch each other.
No misaligned tabbing such that cells touch each other.
No twisted tabbing between cells and cross-ties.

Cell Appearance	Gaps in the anti-reflective coating less than the hole gauge of 3.2 mm permitted.
No more than 3 visible solder balls allowed per panel.
Bare silicon must not visible across the total width of cell .
Blue, purple, yellow color variations around edge of cells allowed (prior to lamination).
Yellow areas within the cell allowed (prior to lamination).
Distinct color variations within the cell allowed to a maximum diameter of 3.2 mm.
No popping / hazing visible from arms length.
No foreign material deposited on the front-side except for dots of metallization material less than 1.50 mm in diameter. Total number of dots not to exceed 10 per cell.

Cell Metallization	Breaks in metallization finger pattern permitted up to 2 breaks of maximum 6.4 mm each and a maximum of 6 such cells per panel.
All metallization fingers and bus-bars must be present on the front surface.
No breaks in bus-bars allowed.
Finger and bus-bar metallization pattern can be skewed relative to the cell sides as long as alignment of cells in a string is not affected.
Metallization fingers must be straight, small waves allowed with a maximum disturbance length of 3.0 mm.
Wider than standard metallization fingers allowed if: a) less than twice the standard finger width and b) visible disturbance pattern generated less than entire height or width of cell.

Narrower than standard width fingers allowed.

Cell Cracks and Edge Chips	No cells visibly separated into two or more parts with cracks.
Cell edges must not be broken more than 1.6 mm into the cell on the short-side and 1.3 mm on the long-side.
Cell edges must not be broken by more than 19.0 mm in length on the short-side and 12.7 mm on the long-side.
Multiple chips are accepted if the distance between the chips exceed 19.0 mm and above criteria are not exceeded.

Inter-Connect Wires	Interconnect wire to be soldered to the bus-bar except for a length not to exceed 24 mm.
Interconnect wire should cover at least 75% on the total bus-bar area.
Both Sides of Panel

Appearance	No embedded foreign particles visible with the human eye from a distance of from 4.5 m.
No embedded foreign metals allowed. Approved wire metal must be in designated locations as per assembly drawings.